Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ZipRealty, Inc.

at

$6.75 Net Per Share

by

Honeycomb Acquisition, Inc.

a wholly-owned indirect subsidiary of

Realogy Group LLC

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 13, 2014, UNLESS THE OFFER IS EXTENDED.

July 16, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Honeycomb Acquisition, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned indirect subsidiary of Realogy Group LLC (“Realogy”), a Delaware limited liability company, is offering to purchase all outstanding shares of common stock, par value $0.001 per share (individually, a “Share” and collectively, the “Shares”), of ZipRealty, Inc. (“ZipRealty”), a Delaware corporation, for $6.75 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 16, 2014 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Offer to Purchase dated July 16, 2014.

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates representing Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, prior to the expiration of the Offer.

4. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5. ZipRealty’s Solicitation/Recommendation Statement on Schedule 14D-9.

6. Internal Revenue Service Form W-9.

7. A return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 13, 2014, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger dated as of July 15, 2014 (the “Merger Agreement”), by and among Realogy, Purchaser and ZipRealty. The Merger Agreement provides, among other things, that after consummation of the Offer, Purchaser will merge with and into ZipRealty (the “Merger”), with ZipRealty continuing as the surviving corporation and a wholly-owned indirect subsidiary of Realogy. At the effective time of the Merger, each outstanding Share (other than any Shares held by Realogy, Purchaser, ZipRealty or any of its wholly-owned subsidiaries and any Shares held by stockholders who validly exercise their appraisal rights in connection with the Merger) will be cancelled and extinguished and automatically converted into the right to receive the price per Share paid in the Offer, payable net to the holder in cash, without interest and less any applicable withholding taxes. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

The board of directors of ZipRealty (the “ZipRealty Board”) has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of ZipRealty and the ZipRealty stockholders; (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with requirements of the General Corporation Law of the State of Delaware, as amended, and ZipRealty’s certificate of incorporation and bylaws; (iii) directed that the Merger Agreement be submitted to the ZipRealty stockholders for adoption and approval (if required by applicable law); and (iv) recommended acceptance of the offer and approval and adoption of the Merger Agreement and the transactions contemplated thereby by the ZipRealty stockholders.

The Offer is conditioned upon, among other things: (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer, a number of Shares that, together with the Shares then owned by Realogy and Purchaser, represents at least a majority of the Shares then outstanding, determined on a fully diluted basis (excluding all options that have an exercise price equal to or greater than the Offer Price); and (ii) the expiration or termination, prior to the expiration of the Offer, of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder. The Offer is also subject to the other conditions described in the Offer to Purchase.

In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares (except in the case of Shares held in a book-entry/direct registration account maintained by ZipRealty’s transfer agent) or confirmation of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in Section 3 of the Offer to Purchase) (a “Book-Entry Confirmation”), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the consideration paid for Shares accepted for purchase in the Offer, regardless of any extension of the Offer or any delay in making payment for such Shares.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Purchaser may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Neither Realogy nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than Georgeson Inc. (the “Information Agent”) and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers.

Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.

If a stockholder wishes to tender Shares in the Offer, but: (a) the certificates representing such Shares are not immediately available or cannot be delivered to the Depositary prior to the expiration of the Offer; (b) such stockholder cannot comply with the procedures for book-entry transfer prior to the expiration of the Offer; or (c) such stockholder cannot deliver all required documents to the Depositary prior to the expiration of the Offer, such stockholder may tender Shares by complying with the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Realogy Group LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF REALOGY, PURCHASER, ZIPREALTY, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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